UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 25, 2006

Date of Report (Date of Earliest Event Reported)
BUSINESS OBJECTS S.A.

(Exact name of Registrant as specified in its charter)

Republic of France	0-24720	98-0355777

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
157-159 Rue Anatole France, 92300 Levallois-Perret,
France

(Address of principal executive offices)
(408) 953-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     David J. Roux resigned from the board of directors (the “Board”) of Business Objects S.A. (the “Company”), effective immediately following the Board meeting held on Wednesday, January 25, 2006. Mr. Roux was not a member of any committee of the Board at the time of his resignation. There are no disagreements between the Company and Mr. Roux that caused or contributed to Mr. Roux’s resignation. Mr. Roux’s term of office on the Board was scheduled to expire at the close of the 2006 annual general meeting of shareholders.
     At the meeting of the Board, the Board appointed John G. Schwarz, the Company’s Chief Executive Officer, as a new director of the Company. Mr. Schwarz will serve as a non-independent member of the Board and will not be appointed to any committee of the Board. The Board’s appointment of Mr. Schwarz is subject to ratification by the shareholders of the Company at the 2006 annual general meeting of shareholders.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On January 25, 2006, the Board amended Article 6 of the Company’s Amended and Restated Bylaws (the “Amended Bylaws”). Article 6 of the Amended Bylaws stipulates an increase in the stated share capital of the Company to €9,530,374.90 from a stated share capital of €9,427,678.90. This increase in the stated share capital is a result of the issuance of shares following the exercise of stock options by employees of the Company and its subsidiaries between July 1, 2005 and December 31, 2005. Pursuant to French law, changes in a company’s stated capital must be reflected in such company’s bylaws.
     The preceding summary is not intended to be complete, and is qualified in its entirety by reference to the full text of the Amended Bylaws included as Exhibit 3.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Business Objects S.A, as amended January 25, 2006 (English translation).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 31, 2006

BUSINESS OBJECTS S.A.

By:	/s/ Susan J. Wolfe

Susan J. Wolfe
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Business Objects S.A, as amended January 25, 2006 (English translation).

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